FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Third Quarter 2013
Financial Results
2013 Third Quarter Highlights

▪	Net revenue increased to $606.1 million; 12.4% over the prior year third quarter

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $29.4 million; $34.6 million after adjustments

▪	Diluted net earnings per share of $0.41; Adjusted EPS of $0.49

▪	Adjusted EBITDA increased 16.4% to $68.1 million

▪	2013 net revenue growth guidance of 14.0% to 15.0%, including the benefit from Medicaid parity

KNOXVILLE, Tenn. - November 5, 2013 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its third quarter of 2013.
"We delivered another quarter of solid financial results, with double digit growth in net revenue, Adjusted EBITDA, Adjusted EPS and operating cash flow, despite the continuation of a challenging volume environment," said TeamHealth Chief Executive Officer, Greg Roth.
"This was the first quarter that we have recognized revenue from the Medicaid parity program, which has allowed us to offset some of the effects we are seeing from lower patient volume growth. In addition, we continue to focus on implementing our acquisition strategy, executing on net new contract sales, driving improvements in same contract pricing, and continuing to deliver strong operating cash flows.  Our M&A pipeline remains active, as demonstrated by the recent acquisition of the MESA Medical Group. This transaction expands our presence within 23 emergency departments and 10 hospital medicine programs and represents one of the largest acquisitions in the Company’s history.
"Based upon our current assessment of the status of eligible states and providers, we anticipate total revenue from the Medicaid parity program could range between $17 million and $19 million for 2013. We now project full year 2013 annual net revenue growth of between 14% and 15%, including the benefit from parity. However, if the challenging volume trend continues, we believe we could see pressure on operating margins that could cause our 2013 Adjusted EBITDA margin to modestly trail our 10.5% target."
Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, "We are pleased with our operational performance through the first three quarters of the year. Our operating results during this challenging volume environment demonstrate the adaptability and resilience of TeamHealth's business model. Additionally, we continue to make investments in areas such as patient safety, administrative support, and information technology. We believe these investments will contribute to our top priority, which is providing support to our affiliated clinicians who provide a high level of quality patient care."
2013 Third Quarter Results
Net revenue increased 12.4% to $606.1 million from $539.2 million in the third quarter of 2012. Acquisitions contributed 6.0%, same contract revenue contributed 4.2%, and net sales growth contributed 2.2% of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $22.6 million, or 4.7%, to $498.2 million from $475.6 million in the third quarter of 2012. An increase of 8.2% in estimated collections on fee for service visits provided a 6.0% increase in same contract revenue growth between quarters while a 2.3% decrease in same contract volumes constrained growth by 1.7%. Contract and other revenue contributed same contract revenue growth between quarters of 0.4%. Acquisitions contributed $32.5 million of revenue growth, and net new contract revenue increased by $11.8 million between quarters. The year to date benefit for Medicaid parity revenue recognized in the third quarter is $12.9 million, of which $12.3 million is same contract revenue. Medicaid parity contributed 2.4% of consolidated revenue growth and 2.6% of same contract revenue growth between quarters.
Reported net earnings were $29.4 million, or $0.41 diluted net earnings per share, compared to net earnings of $20.5 million, or $0.30 diluted net earnings per share, in the third quarter of 2012. The financial results for the third quarter of 2013 included a credit of $1.6 million ($0.7 million after-tax) to contingent purchase compensation expense and non-cash amortization expense of $8.7 million ($5.8 million after tax). Excluding these items, net earnings for the third quarter of 2013 would have been $34.6 million and Adjusted EPS would have been $0.49 per share. Financial results for the third quarter of 2012 included $7.6 million of contingent purchase compensation expense ($4.8 million after-tax) and non-cash amortization expense of $8.1 million ($5.1 million after-tax). Excluding these items, net earnings for the third quarter of 2012 would have been $30.4 million and Adjusted EPS would have been $0.44 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
Cash flow provided by operations for the quarter increased to $52.3 million from a use of cash of $7.1 million in the third quarter of 2012. There were $0.5 million of contingent purchase payments made in the third quarter of 2013 and $15.9 million in 2012. Also included in operating cash flow in 2012 were $37.3 million in premium payments to a commercial insurance carrier in connection with a loss portfolio transfer by the Company's insurance subsidiary. Excluding the impact of these items, operating cash flows in 2013 were $52.9 million compared to $46.1 million, reflecting an increase of $6.8 million between quarters principally due to an increase in profitability and a reduced level of account receivable funding.
Adjusted EBITDA increased 16.4% to $68.1 million from $58.5 million in the third quarter of 2012, and Adjusted EBITDA margin increased to 11.2% compared to 10.8% for the same quarter in 2012. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
As of September 30, 2013, the Company had cash and cash equivalents of approximately $132.0 million and $250.0 million of available borrowings under its revolving credit facility (without giving effect to $6.1 million of undrawn letters of credit). The Company's total outstanding debt was $505.6 million as of September 30, 2013.
2013 First Nine Months Results
Net revenue in the nine months ended September 30, 2013 increased 15.6% to $1.76 billion from $1.52 billion for the same period of 2012. Acquisitions contributed 9.1%, net sales growth contributed 3.6%, and same contract revenue contributed 2.9% of the increase in year-over-year growth in net revenue.
Same contract revenue for the nine months ended September 30, 2013 increased $44.3 million, or 3.4%, to $1.34 billion from $1.29 billion in the same period a year ago. Increases in estimated collections on fee for service visits of 6.0% provided a 4.4% increase in same contract revenue growth between periods. Fee for service volume growth constrained growth in same contract revenue growth by 1.0% as the number of visits decreased 1.3% from the same contract volume reported in the nine months ended September 30, 2012. Acquisitions contributed $138.6 million of growth, and net new contract revenue increased by $54.7 million between periods. Medicaid parity revenue contributed 0.8% of consolidated revenue growth between periods and 0.9% of same contract revenue growth.

Reported net earnings were $65.9 million in the nine months ended September 30, 2013, or $0.93 diluted net earnings per share, compared to net earnings of $49.0 million, or $0.72 diluted net earnings per share, in the same period of 2012. The 2013 first nine months financial results included $18.6 million ($12.5 million after-tax) of contingent purchase compensation expense and non-cash amortization expense of $27.0 million ($17.9 million after-tax). Excluding these items, net earnings for the 2013 first nine months would have been $96.4 million and Adjusted EPS would have been $1.36 per share. Financial results for the same period in 2012 included $26.1 million of contingent purchase compensation expense ($16.2 million after-tax), non-cash amortization expense of $21.5 million ($13.6 million after-tax), and an increase in prior year professional liability loss reserves of $5.2 million ($3.1 million after-tax). Excluding these adjustments, net earnings for the same period in 2012 would have been $81.9 million and Adjusted EPS would have been $1.21 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share.
Cash flow provided by operations for the nine months ended September 30, 2013 was $114.7 million compared to $23.6 million in 2012. Included in operating cash flows were contingent purchase payments of $0.5 million in 2013 and $17.9 million in 2012. Also included in operating cash flows in 2012 were $37.3 million in premium payments related to the loss portfolio transfer. Excluding the impact of the contingent purchase and loss transfer payments, operating cash flows in 2013 would have been $115.2 million compared to $78.8 million in 2012, reflecting an increase of $36.4 million between years.
Adjusted EBITDA increased 15.4% to $189.4 million from $164.2 million in the nine months ended September 30, 2012, and Adjusted EBITDA margin was 10.8% in both 2013 and 2012. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, November 6, 2013, to discuss its third quarter 2013 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 10000361. The replay will be available until November 13, 2013.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 18 regional locations and multiple service lines, TeamHealth's approximately 9,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 850 civilian and military hospitals, clinics, and physician groups in 46 states.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share.” For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2012	September 30, 2013
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$41,240	$132,008
Accounts receivable, less allowance for uncollectibles of $337,049 and $395,249 in 2012 and 2013, respectively	363,779	375,488
Prepaid expenses and other current assets	38,051	37,832
Receivables under insured programs	31,371	19,189
Total current assets	474,441	564,517
Investments of insurance subsidiary	72,315	80,026
Property and equipment, net	49,166	47,353
Other intangibles, net	137,944	120,276
Goodwill	337,600	352,313
Deferred income taxes	31,599	31,287
Receivables under insured programs	47,886	42,809
Other	48,448	54,568
	$1,199,399	$1,293,149
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,046	$19,913
Accrued compensation and physician payable	180,127	176,686
Other accrued liabilities	132,115	135,450
Income tax payable	1,082	3,975
Current maturities of long-term debt	16,250	16,250
Deferred income taxes	39,489	38,677
Total current liabilities	394,109	390,951
Long-term debt, less current maturities	501,563	489,375
Other non-current liabilities	186,260	192,616
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 67,763 and 69,703 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively)	678	697
Additional paid-in capital	578,553	615,777
Accumulated deficit	(464,002)	(398,068)
Accumulated other comprehensive earnings	1,701	520
Team Health Holdings, Inc. shareholders' equity	116,930	218,926
Noncontrolling interest	537	1,281
Total shareholders' equity including noncontrolling interest	117,467	220,207
	$1,199,399	$1,293,149

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended September 30,
	2012	2013
	(Unaudited)
	(In thousands, except per share data)
Net revenue before provision for uncollectibles	$984,843	$1,115,885
Provision for uncollectibles	445,621	509,758
Net revenue	539,222	606,127
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	418,243	472,027
Professional liability costs	18,074	17,467
General and administrative expenses (includes contingent purchase compensation expense of $7,558 and $(1,602) in 2012 and 2013, respectively)	55,170	51,567
Other income	(3,303)	(1,384)
Depreciation	3,962	4,281
Amortization	8,058	8,665
Interest expense, net	4,151	3,827
Transaction costs	1,287	1,017
Earnings before income taxes	33,580	48,660
Provision for income taxes	13,127	19,184
Net earnings	20,453	29,476
Net earnings attributable to noncontrolling interest	—	49
Net earnings attributable to Team Health Holdings, Inc.	$20,453	$29,427

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.31	$0.42
Diluted	$0.30	$0.41
Weighted average shares outstanding
Basic	66,712	69,384
Diluted	68,746	71,209

Other comprehensive loss, net of tax:
Net change in fair value of investments, net of tax of $(781) and $(34) for 2012 and 2013, respectively	(1,452)	(63)
Comprehensive earnings	19,001	29,413
Comprehensive earnings attributable to noncontrolling interest	—	49
Comprehensive earnings attributable to Team Health Holdings, Inc.	$19,001	$29,364

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Nine Months Ended September 30,
	2012	2013
	(Unaudited) (In thousands, except per share data)
Net revenue before provision for uncollectibles	$2,755,486	$3,185,040
Provision for uncollectibles	1,231,303	1,423,235
Net revenue	1,524,183	1,761,805
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,182,648	1,379,568
Professional liability costs	57,042	55,199
General and administrative expenses (includes contingent purchase compensation expense of $26,143 and $18,568 in 2012 and 2013, respectively)	160,034	166,617
Other income	(4,476)	(2,848)
Depreciation	10,611	12,559
Amortization	21,507	27,033
Interest expense, net	11,682	11,363
Transaction costs	3,792	1,590
Earnings before income taxes	81,343	110,724
Provision for income taxes	32,350	44,646
Net earnings	48,993	66,078
Net earnings attributable to noncontrolling interest	—	143
Net earnings attributable to Team Health Holdings, Inc.	$48,993	$65,935

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.74	$0.96
Diluted	$0.72	$0.93
Weighted average shares outstanding
Basic	66,037	68,760
Diluted	67,943	70,841

Other comprehensive loss, net of tax:
Net change in fair value of investments, net of tax of $(763) and $(637) for 2012 and 2013, respectively	(1,418)	(1,181)
Comprehensive earnings	47,575	64,897
Comprehensive earnings attributable to noncontrolling interest	—	143
Comprehensive earnings attributable to Team Health Holdings, Inc.	$47,575	$64,754

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2012	2013
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$20,453	$29,476
Adjustments to reconcile net earnings:
Depreciation	3,962	4,281
Amortization	8,058	8,665
Amortization of deferred financing costs	197	254
Equity based compensation expense	1,961	2,906
Provision for uncollectibles	445,621	509,758
Deferred income taxes	3,805	2,401
Loss on disposal or sale of equipment	1	—
Equity in joint venture income	(794)	(1,037)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(463,243)	(509,933)
Prepaids and other assets	425	(275)
Income tax accounts	319	1,350
Accounts payable	(210)	(2,357)
Accrued compensation and physician payable	12,103	10,243
Contingent purchase liabilities	(7,817)	(3,497)
Other accrued liabilities	(10,056)	(2,665)
Professional liability reserves	(21,874)	2,768
Net cash (used in) provided by operating activities	(7,089)	52,338
Investing Activities
Purchases of property and equipment	(6,100)	(4,203)
Cash paid for acquisitions, net	(27,657)	(9,847)
Purchases of investments by insurance subsidiary	(94,027)	(28,585)
Proceeds from investments by insurance subsidiary	122,145	28,723
Net cash used in investing activities	(5,639)	(13,912)
Financing Activities
Payments on notes payable	(2,500)	(4,063)
Proceeds from revolving credit facility	222,300	—
Payments on revolving credit facility	(227,700)	—
Stock issuance costs	(453)	(12)
Contribution from noncontrolling interest		600
Proceeds from exercise of stock options	13,769	2,674
Tax benefit from exercise of stock options	807	519
Net cash provided by (used in) financing activities	6,223	(282)
Net (decrease) increase in cash and cash equivalents	(6,505)	38,144
Cash and cash equivalents, beginning of period	13,576	93,864
Cash and cash equivalents, end of period	$7,071	$132,008
Supplemental cash flow information:
Interest paid	$4,788	$4,089
Taxes paid	$8,902	$14,916

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flow

	Nine Months Ended September 30,
	2012	2013
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$48,993	$66,078
Adjustments to reconcile net earnings:
Depreciation	10,611	12,559
Amortization	21,507	27,033
Amortization of deferred financing costs	596	764
Equity based compensation expense	4,822	6,988
Provision for uncollectibles	1,231,303	1,423,235
Deferred income taxes	3,992	137
(Gain) loss on disposal or sale of equipment	(61)	79
Equity in joint venture income	(2,201)	(2,723)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,278,193)	(1,434,125)
Prepaids and other assets	(5,951)	(4,209)
Income tax accounts	(2,161)	959
Accounts payable	(3,275)	(4,934)
Accrued compensation and physician payable	8,853	2,031
Contingent purchase liabilities	8,773	13,934
Other accrued liabilities	(15,114)	(5,774)
Professional liability reserves	(8,890)	12,654
Net cash provided by operating activities	23,604	114,686
Investing Activities
Purchases of property and equipment	(15,695)	(11,563)
Sale of property and equipment	171	125
Cash paid for acquisitions, net	(146,529)	(22,432)
Purchases of investments by insurance subsidiary	(138,913)	(68,612)
Proceeds from investments by insurance subsidiary	164,707	59,082
Other investing activities	(2,000)	—
Net cash used in investing activities	(138,259)	(43,400)
Financing Activities
Payments on notes payable	(7,500)	(12,188)
Proceeds from revolving credit facility	683,600	—
Payments on revolving credit facility	(585,600)	—
Stock issuance costs	(1,106)	(519)
Payments of financing costs	(19)	(1)
Contribution from noncontrolling interest	—	600
Proceeds from the issuance of common stock under stock purchase plans	1,054	1,443
Proceeds from exercise of stock options	20,635	26,363
Tax benefit from exercise of stock options	807	3,784
Net cash provided by financing activities	111,871	19,482
Net (decrease) increase in cash and cash equivalents	(2,784)	90,768
Cash and cash equivalents, beginning of period	9,855	41,240
Cash and cash equivalents, end of period	$7,071	$132,008
Supplemental cash flow information:
Interest paid	$12,842	$11,669
Taxes paid	$30,552	$39,899
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Team Health Holdings, Inc.
Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortizations are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$20,453	$29,427	$48,993	$65,935
Interest expense, net	4,151	3,827	11,682	11,363
Provision for income taxes	13,127	19,184	32,350	44,646
Depreciation	3,962	4,281	10,611	12,559
Amortization	8,058	8,665	21,507	27,033
Other income(a)	(3,303)	(1,384)	(4,476)	(2,848)
Contingent purchase compensation expense(b)	7,558	(1,602)	26,143	18,568
Transaction costs(c)	1,287	1,017	3,792	1,590
Equity based compensation expense(d)	1,961	2,906	4,822	6,988
Insurance subsidiary interest income	429	444	1,541	1,308
Professional liability loss reserve adjustments associated with prior years	—	—	5,165	—
Severance and other charges	768	1,293	2,062	2,263
Adjusted EBITDA	$58,451	$68,058	$164,192	$189,405

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

(b)	Reflects expense recognized for estimated future contingent payments associated with acquisitions.

(c)	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

(d)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan.

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Team Health Holdings, Inc.
Adjusted Earnings Per Share
(in thousands, except per share data)

We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended September 30,
	2012		2013
Diluted weighted average shares outstanding	68,746		71,209
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$20,453	$0.30	$29,427	$0.41
Adjustments:
Contingent purchase compensation expense, net of tax of $(2,765) and $911 for 2012 and 2013, respectively	4,793	0.07	(691)	(0.01)
Amortization expense, net of tax of $(2,916) and $(2,844) for 2012 and 2013, respectively	5,142	0.07	5,821	0.08
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$30,388	$0.44	$34,557	$0.49

	Nine Months Ended September 30,
	2012		2013
Diluted weighted average shares outstanding	67,943		70,841
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$48,993	0.72	$65,935	0.93
Adjustments:
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,051) for 2012	3,114	0.05	—	—
Contingent purchase compensation expense, net of tax of $(9,960) and $(6,049) for 2012 and 2013, respectively	16,183	0.24	12,519	0.18
Amortization expense, net of tax of $(7,898) and $(9,088) for 2012 and 2013, respectively	13,609	0.20	17,945	0.25
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$81,899	$1.21	$96,399	$1.36

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Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended September 30,
	2012	2013
	(in thousands)
Same contracts:
Fee for service revenue	$357,094	$377,423
Contract and other revenue	118,526	120,750
Total same contracts	475,620	498,173
New contracts, net of terminations:
Fee for service revenue	27,947	32,494
Contract and other revenue	25,509	32,805
Total new contracts, net of terminations	53,456	65,299
Acquired contracts:
Fee for service revenue	1,184	24,676
Contract and other revenue	8,962	17,979
Total acquired contracts	10,146	42,655
Consolidated:
Fee for service revenue	386,225	434,593
Contract and other revenue	152,997	171,534
Total net revenue	$539,222	$606,127
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended September 30,
	2012	2013
	(in thousands)
Fee for service visits and procedures:
Same contract	2,394	2,338
New and acquired contracts, net of terminations	227	343
Total fee for service visits and procedures	2,621	2,681

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Team Health Holdings, Inc.
Revenue Analysis

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Nine Months Ended September 30,
	2012	2013
	(in thousands)
Same contracts:
Fee for service revenue	$969,190	$1,013,914
Contract and other revenue	325,426	324,960
Total same contracts	1,294,616	1,338,874
New contracts, net of terminations:
Fee for service revenue	95,192	111,921
Contract and other revenue	75,923	113,933
Total new contracts, net of terminations	171,115	225,854
Acquired contracts:
Fee for service revenue	43,069	131,241
Contract and other revenue	15,383	65,836
Total acquired contracts	58,452	197,077
Consolidated:
Fee for service revenue	1,107,451	1,257,076
Contract and other revenue	416,732	504,729
Total net revenue	$1,524,183	$1,761,805
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Nine Months Ended September 30,
	2012	2013
	(in thousands)
Fee for service visits and procedures:
Same contract	6,631	6,544
New and acquired contracts, net of terminations	1,030	1,463
Total fee for service visits and procedures	7,661	8,007